Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Reports First Quarter 2012 Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $16.6 Million

Westport, Conn., May 9, 2012 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended March 31, 2012.

First Quarter 2012 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $16.6 million for the first quarter of 2012;

•	Reported net income of $0.9 million for the first quarter of 2012;

•	Paid a first quarter 2012 cash distribution of $0.36 per share in April 2012, bringing cumulative distributions paid to $7.7952 per share since CODI’s IPO in May of 2006; and

•	Consummated the platform acquisition of Arnold Magnetic Technologies Holdings Corporation (“Arnold”).

“We are pleased to report strong financial results for the first quarter of 2012 as CAD increased approximately 16% compared to the year-earlier period,” stated Alan Offenberg, CEO of Compass Group Diversified Holdings LLC. “During the quarter, we maintained our focus on taking advantage of the relative operating and financial strength of our subsidiaries to increase market share. In particular, we are pleased by the performance at our CamelBak subsidiary, which reported strong sales following the acquisition of this business less than a year ago. We also realized contributions from Arnold, our newest platform company acquired during the first quarter. Arnold is an exciting addition to the CODI family and represents our fourth platform acquisition over the past two years.”

Mr. Offenberg added, “The success we have achieved in acquiring companies with strong and defensible market positions under favorable valuations and terms has significantly strengthened CODI’s growth prospects. With substantial liquidity, we are poised to further expand our diverse mix of niche leading businesses utilizing our disciplined approach while reinvesting in our current subsidiaries to enhance their future performance.”

Operating Results

CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $16.6 million for the quarter ended March 31, 2012, as compared to $14.3 million for the prior year comparable quarter. CODI’s weighted average number of shares outstanding for the quarter ended March 31, 2012 and March 31, 2011 was approximately 48.3 million and 46.7 million, respectively.

The improvement in Cash Flow for the first quarter 2012 as compared to the year-earlier period was largely due to the inclusion of results from CamelBak, a platform businesses acquired by CODI on August 24, 2011, partially offset by the exclusion of results from the Company’s Staffmark subsidiary, which was sold on October 17, 2011. CODI also benefitted from the partial inclusion of results from Arnold, a platform business acquired by CODI on March 5, 2012.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each subsidiary for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses, which have totaled approximately $198 million since 2007.

Net income for the quarter ended March 31, 2012 was $0.9 million, as compared to a net loss of $6.6 million for the quarter ended March 31, 2011. During the quarter ended March 31, 2012, CODI expensed approximately $4.3 million of transaction costs related to its acquisition of Arnold and reversed approximately $1.5 million of its non-cash supplemental put accrual. During the first quarter of 2011, CODI recorded a non-cash supplemental put accrual expense of $3.2 million as well as a non-cash impairment charge of $7.7 million related to the Company’s American Furniture Manufacturing subsidiary.

Liquidity and Capital Resources

As of March 31, 2012, CODI had $22.4 million in cash and cash equivalents, $224.4 million outstanding on its term loan facility and $80 million outstanding under its $290 million revolving credit facility. The Company has no significant debt maturities until October 2016 and had borrowing availability of approximately $209 million at March 31, 2012 under its revolving credit facility.

On April 2, 2012, CODI exercised an option under its credit agreement, dated as of October 27, 2011, to increase the Term Loan Facility by $30 million. The Company’s aggregate outstanding borrowings under its term loan facility increased to approximately $254.4 million after this borrowing. The net proceeds of the borrowing were used to repay existing borrowings under the Company’s revolving credit facility. Concurrent with this increased term loan borrowing, CODI amended the pricing terms of its term loan facility. Under the terms of the amendment, amounts borrowed bear interest at LIBOR plus a margin of 5.00%, as compared to the previous margin of 6.00%. In addition, the LIBOR floor was reduced to 1.25% from 1.50%. All other terms of the credit agreement remain unchanged.

On May 1, 2012, CODI completed the sale of its majority owned subsidiary, HALO Branded Solutions, whereby the Company received approximately $66.5 million of total proceeds from the sale at closing. The proceeds were used to repay borrowings under the Company’s revolving credit facility and left only $2.5 million of revolver borrowings outstanding after the sale.

First Quarter 2012 Distribution

On April 10, 2012, CODI’s Board of Directors declared a first quarter distribution of $0.36 per share. The cash distribution was paid on April 30, 2012 to all holders of record as of April 24, 2012. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $7.7952 per share.

Conference Call

Management will host a conference call on Thursday, May 10, 2012 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (888) 539-3624 and the dial-in number for international callers is (719) 325-2440. The access code for all callers is 2954032. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.

A replay of the call will be available through May 17, 2012. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 2954032.

Note Regarding Use of Non-GAAP Financial Measures

CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,363	$132,370
Accounts receivable, less allowance of $3,686 and $2,684	120,338	99,389
Inventories	124,631	101,021
Prepaid expenses and other current assets	26,446	27,441

Total current assets	293,778	360,221

Property, plant and equipment, net	66,367	45,235
Goodwill	292,829	245,340
Intangible assets, net	389,655	358,104
Deferred debt issuance costs, net	7,218	6,942
Other non-current assets	23,345	14,064

Total assets	$1,073,192	$1,029,906

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$116,057	$96,319
Due to related party	4,399	4,239
Current portion of long-term debt	2,250	2,250
Current portion of supplemental put obligation	—	13,675
Other liabilities	777	1,679

Total current liabilities	123,483	118,162

Long-term debt	293,813	214,000
Supplemental put obligation	34,274	35,814
Deferred income taxes	80,421	62,484
Other non-current liabilities	5,260	2,968

Total liabilities	537,251	433,428

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 48,300 shares issued and outstanding at 3/31/12 and 12/31/11	658,361	658,361
Accumulated other comprehensive income	30	—
Accumulated deficit	(179,963)	(160,852)

Total stockholders’ equity attributable to Holdings	478,428	497,509
Noncontrolling interests	57,513	98,969

Total stockholders’ equity	535,941	596,478

Total liabilities and stockholders’ equity	$1,073,192	$1,029,906

Compass Diversified Holdings

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011

Net sales	$232,403	$177,326
Cost of sales	155,810	121,233

Gross profit	76,593	56,093
Operating expenses:
Selling, general and administrative expense	54,051	36,117
Supplemental put expense (reversal)	(1,540)	3,228
Management fees	4,657	3,544
Amortization expense	7,800	5,323
Impairment expense	—	7,700

Operating income	11,625	181

Other income (expense):
Interest income	33	2
Interest expense	(6,029)	(2,080)
Amortization of debt issuance costs	(356)	(459)
Other expense, net	(268)	(16)

Income (loss) from continuing operations before income taxes	5,005	(2,372)
Provision for income taxes	4,116	3,089

Income (loss) from continuing operations	889	(5,461)
Loss from discontinued operations, net of income tax benefit	—	(1,106)

Net income (loss)	889	(6,567)
Net income from continuing operations attributable to noncontrolling interest	1,675	877
Net loss from discontinued operations attributable to noncontrolling interest	—	(470)

Net loss attributable to Holdings	$(786)	$(6,974)

Basic and fully diluted loss per share	$(0.02)	$(0.15)

Weighted average number of shares outstanding – basic and fully diluted	48,300	46,725

Cash distributions declared per share	$0.36	$0.36

Compass Diversified Holdings

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011

Cash flows from operating activities:
Net income (loss )	$889	$(6,567)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization expense	13,090	10,314
Amortization of debt issuance costs and original issue discount	731	459
Impairment expense	—	7,700
Supplemental put expense (reversal)	(1,540)	3,228
Noncontrolling stockholder notes and other	791	852
Deferred taxes	(49)	(993)
Unrealized loss on interest rate swap	345	—
Other	830	292

Changes in operating assets and liabilities, net of acquisition:
(Increase) decrease in accounts receivable	(1,874)	5,041
Increase in inventories	(5,107)	(654)
Increase in prepaid expenses and other current assets	(629)	(3,302)
Increase in accounts payable and accrued expenses	1,392	23,388
Payment of profit allocation	(13,675)	—

Net cash provided by (used in) operating activities	(4,806)	39,758

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(123,575)	—
Purchases of property and equipment	(3,405)	(4,565)
Proceeds released from escrow related to Staffmark sale	5,045	—
Purchase of Fox common stock	(1,466)	—
Other investing activities	268	62

Net cash used in investing activities	(123,133)	(4,503)

Cash flows from financing activities:
Net borrowing (repayment) of debt	79,438	(15,500)
Proceeds from noncontrolling equity issuances	4,628	—
Redemption of CamelBak preferred stock	(48,022)	—
Debt issuance costs	(638)	—
Other	(106)	(284)
Distributions paid	(17,388)	(15,887)

Net cash provided by (used in) financing activities	17,912	(31,671)

Foreign currency adjustment	20	—
Net increase (decrease) in cash and cash equivalents	(110,007)	3,584
Cash and cash equivalents — beginning of period	132,370	13,536

Cash and cash equivalents — end of period	$22,363	$17,120

Compass Diversified Holdings

Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)

(unaudited)

(in thousands)	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011

Net income (loss)	$889	$(6,567)
Adjustment to reconcile net income (loss) to cash provided by (used in) operating activities
Depreciation and amortization	13,090	10,314
Amortization of debt issuance costs and original issue discount	731	459
Impairment expense	—	7,700
Supplemental put expense (reversal)	(1,540)	3,228
Noncontrolling stockholder notes and other	791	1,144
Deferred taxes	(49)	(993)
Unrealized loss on interest rate swap	345	—
Other	830	—
Changes in operating assets and liabilities	(19,893)	24,473

Net cash provided by (used in) operating activities	(4,806)	39,758
Plus:
Unused fee on revolving credit facilities (1)	660	776
Successful acquisition expense (2)	4,325	500
Changes in operating assets and liabilities	19,893	(24,473)
Less:
Maintenance capital expenditures (3)	2,594	2,267
Other	830	—

Estimated cash flow available for distribution and reinvestment	$16,648	$14,294

Distribution paid in April 2012/2011	$17,388	$16,821

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facilities.
(2)	Represents transaction costs for successful acquisitions that were expensed during the period.
(3)	Represents maintenance capital expenditures that were funded from operating cash flow. Excludes $0.8 million and $2.2 million of expenditures considered growth capital expenditures for the three months ended March 31, 2012 and 2011, respectively.